EXHIBIT 19.1

Insider Trading Policy

Purpose:    1.1. This policy establishes guidelines for defining and enforcing laws and rules against Insider Trading. We have adopted this policy to assure compliance with the laws as well as to avoid even the appearance of improper conduct by anyone associated with Maximus, Inc. (“Maximus” or the “Company”).

    1.2. [Reserved]

Scope:    1.3. This policy applies to all Maximus employees, officers, and directors, affiliated with all business units, including majority-owned subsidiaries and joint ventures worldwide.

Policy:    1.4. Trading on Inside Information. It is against the law and Maximus policy for any employee, officer or director, to buy or sell common stock or other securities (including derivative securities such as options) of the Company while in possession of material non-public information (commonly referred to as “inside information” or “insider information”) pertaining to the Company.

1.5 Communicating Inside Information. It is also against the law and Maximus policy to communicate inside information to someone else who then buys or sells Maximus common stock or other securities.

1.6 Inside Information of Other Parties. This policy also applies to inside information about any other company with which Maximus is negotiating or doing business. You may not trade in the securities of any company on the basis of such inside information. Employees, officers or directors may not communicate inside information about any company to others.

1.7 Family Members. These restrictions also apply to employees, officers or directors’ family members and others living in their household who may gain access to or become aware of inside information. Employees, officers or directors are responsible for their compliance with these rules.

1.8 Public Disclosure. Employees, officers or directors must not discuss internal Maximus matters with anyone outside the Company, except as may be required in the performance of their job functions. This rule applies particularly to discussions with the media or members of the financial community. All inquiries received from the media or members of the financial community must be directed to the Investor Relations team who will coordinate with the Chief Executive Office, the Chief Financial Officer and Office of the General Counsel, as appropriate.

1.9 Trading Restrictions. Maximus employees, officers and directors may not trade in Company securities when in possession of material, non-public
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information or during any time the CEO has designated as a special blackout period (see section 1.12).

1.10 No Hedging. Hedging of the Company’s securities might be perceived as involving insider trading or otherwise undermining confidence in the securities. Therefore, employees, officers and directors of the Company may not, directly or indirectly, trade in puts or calls, options, warrants or similar instruments relating to the Company’s securities or otherwise hedge Company securities. These restrictions are also applicable to hedging transactions through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, trading on margin or in margin-related derivatives, or any financial instruments or derivatives or entering into any contracts, warrants or the like for the purpose of hedging price movements in the Company’s securities.

1.11 No Pledging. Employees, officers and directors of the Company may not pledge their shares as collateral for a loan including incurring margin debt against their shares. Foreclosure or margin sales might occur at a time when the individual is aware of material nonpublic information or is otherwise not permitted to trade Company shares.

1.12 Blackout Periods. Maximus directors, Executive Committee members, and certain designated covered employees are subject to blackout periods when the Company is preparing its quarterly and annual earnings reports. These individuals may not trade in Company securities during the period that starts two weeks before the end of each fiscal quarter and ends two (2) business days after earnings for that quarter have been publicly released. The CEO may also designate special blackout periods when trading may not occur due to pending material events, news or similar situations. These special blackout periods may vary in length and may or may not be broadly communicated to covered persons. The Office of the General Counsel will notify persons that were subject to a special blackout period when such period has ended.

1.13 SEC Filings. Maximus directors and certain executive officers have been designated as subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934. These individuals are known as “Section 16 Officers.” Section 16 Officers are required to file with the SEC a report listing all purchases and sales of the Company’s stock, plus all equity grants and all exercises of stock options, as well as any gifts of Company securities, within two business days of any transaction. This reporting requirement requires close coordination with legal counsel for the Company. Section 16 Officers also need to be aware of the so-called “short-swing” rule, which could force a Section 16 Officer to surrender the profits realized on purchases and sales of Company securities made within any six-month period. (Consult with the Office of the General Counsel for more guidance in this area.) All directors and Section 16 Officers are required to promptly notify the Office of the General Counsel of any planned or actual transactions in the Company’s securities (including gifts) to permit timely preparation of the necessary filings with the SEC.

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1.14 Pre-Clearance. Maximus directors and Section 16 Officers must request prior clearance from the General Counsel, or the General Counsel’s designee, at least two business days before such person anticipates making any purchases, sales, or gifts of the Company’s securities, in all cases regardless of whether or not a blackout period is then in effect. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If an insider seeks pre-clearance and permission to engage in the transaction is denied, then he or she must refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the director or Section 16 Officer should carefully consider whether he or she may be aware of any material non-public information about the Company, and should describe fully those circumstances to the Office of the General Counsel. Pre-clearance approvals will go “stale” if more than two business days have lapsed before the transaction is executed or if the insider obtains material non-public information prior to executing the transaction (and will then need to seek a new pre-clearance).

1.15 Stock Option Plans. The trading prohibitions and restrictions of this policy do apply to all sales of securities acquired through the exercise of stock options granted by the Company, but do not apply to the acquisition of securities through such exercises. That is, employees may exercise stock options at any time, but they may not sell, pledge or otherwise transfer the stock acquired through the exercise when they are in possession of material non-public information (and during the blackout periods for directors and members of the Executive Committee). Accordingly, a “cashless exercise” of stock options (i.e., a simultaneous purchase and sale) would be prohibited when an employee possesses material non-public information. Special reporting rules (described above) pertain to Section 16 Officers.

1.16 Trades Under Rule 10b5-1 Plans. The trading prohibitions and restrictions of this policy do not apply to transactions in the Company’s securities pursuant to a valid Rule 10b5-1 Plan that satisfies applicable law and the Company’s guidelines for Rule 10b5-1 Plans. All directors and Section 16 Officers must submit a Rule 10b5-1 Plan for approval by the General Counsel at least five business days prior to the entry into or amendment of the Rule 10b5-1 Plan.

Definitions:        1.17. Hedging is a type of investment designed to reduce the risk of adverse price movements in another asset.  Typically, a hedge consists of taking an offsetting position in a related security, such as a futures contract.

    1.18. Material. Information is “material” if a reasonable investor would consider it significant in a decision to buy, hold or sell securities. In other words, any information that could reasonably be expected to positively or negatively affect the Company’s stock price (or the price of another company’s securities) is likely material.

Although it is not possible to identify all information that might be considered material, common examples of material information include:
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•The Company’s quarterly or year-end financial results
•Pending or proposed mergers or acquisitions
•Pending or proposed purchases or sales of business lines
•Public offerings of securities by the Company
•Changes in executive management
•Significant new products or technological discoveries
•Negotiations regarding significant licenses, contracts or joint ventures
•Significant litigation or the resolution of such litigation
•Proposed stock splits or dividends
•Financial or liquidity problems
•Significant actual or potential cybersecurity, privacy, or data incidents
•Significant accounting developments
•Change in auditors or notification that the auditor’s reports may no longer be relied upon

1.19. Non-public. Information is considered non-public until it has been made available to investors (typically through a formal press release) and the market has had time to digest it. As a general rule, if you know of material non-public information about the Company, you should not engage in any stock transactions until 24 hours have passed from the time the information is publicly announced in a press release. This will ensure that the public market has had an opportunity to consider the information. If the information relates to the Company’s financial performance, you should wait until 24 hours after the Company’s quarterly earnings press release. This will typically occur in early February, May, August and November.

1.20. Pledging involves using Maximus stock as collateral for a loan. This could include incurring margin debt at a brokerage where the stock secures that obligation.

1.21. Rule 10b5-1 Plan. A written trading plan that that is structured to provide a defense from insider trading liability by meeting certain conditions specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended.

1.22. Securities. The prohibition on insider trading applies to Maximus common stock as well as any other securities of the Company. For these purposes “securities” includes options to buy or sell common stock (such as call and puts) as well as any instruments the Company may issue in the future such as preferred stock, convertible debentures, warrants or other derivative securities.

Responsibility:    1.23. All questions regarding this policy should be directed to the Office of the General Counsel.

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